Exhibit 10(a)

EXECUTION COPY

FIVE-YEAR

REVOLVING CREDIT AGREEMENT

Dated as of April 22, 2005

Among

ALCOA INC.,

THE LENDERS NAMED HEREIN,

CITIBANK, N.A., CREDIT SUISSE FIRST BOSTON

and UBS AG, STAMFORD BRANCH,

as Syndication Agents,

DEUTSCHE BANK SECURITIES INC and ABN AMRO BANK, N.V.,

as Documentation Agents, and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

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References

Exhibit A	Assignment and Assumption
Exhibit B	Administrative Questionnaire
Exhibit C	Form of Opinion of Counsel
Exhibit D	Designation of Borrowing Subsidiary
Exhibit E	Form of Accession Agreement

Schedule 2.01	Lenders and Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.08	Litigation
Schedule 6.01(a)	Existing Liens

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FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of April 22, 2005 (as the same may be amended, modified or supplemented from time to time, the “Agreement”), among ALCOA INC., a Pennsylvania corporation (“Alcoa”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning ascribed thereto in Article I), and JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent for the Lenders.

Alcoa and the Borrowing Subsidiaries have requested the Lenders to extend credit in order to enable Alcoa and the Borrowing Subsidiaries, subject to the terms and conditions of this Agreement, to borrow on a revolving basis, during the Revolving Credit Period, an aggregate principal amount at any time outstanding not in excess of US$1,000,000,000. The proceeds of such borrowings are to be used to provide working capital and for other general corporate purposes, including but not limited to the support of Alcoa’s Commercial Paper program. The Lenders are willing to extend such credit to Alcoa and the Borrowing Subsidiaries on the terms and subject to the conditions set forth herein.

Accordingly, the Borrowers, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accession Agreement” shall mean an Accession Agreement substantially in the form of Exhibit E among a Prospective Lender, Alcoa and the Administrative Agent.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., a national banking association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” shall mean, with respect to the LIBOR Loans comprising any Borrowing, the applicable percentage set forth below based upon the ratings by S&P and Moody’s applicable on such date to the Index Debt.

Percentage
Category 1
AA-/Aa3 or above	.0900%

Category 2
A+/A1	.1350%

Category 3
A/A2	.1800%

Category 4
A-/A3	.2700%

Category 5
BBB/Baa2	.5500%

Category 6
BBB-/Baa3 or below	.6000%

For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for any Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then both such rating agencies shall be deemed to have established ratings for such Index Debt in Category 6; (ii) if only one of Moody’s and S&P shall have in effect a rating for any Index Debt, then the Applicable Margin shall be determined on the basis of such rating; (iii) if the ratings established or deemed to have been established by Moody’s or S&P for any Index Debt shall fall within different Categories, the Applicable Margin shall be based on the Category corresponding to the higher rating unless the ratings differ by two or more Categories, in which case the Applicable Margin will be based upon the Category one level above the Category corresponding to the lower rating; and (iv) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Alcoa and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean Alcoa and the Borrowing Subsidiaries.

“Borrowing” shall mean any group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Subsidiaries” shall mean, at any time, the wholly-owned Subsidiaries of Alcoa that have undertaken the obligations of Borrowing Subsidiaries pursuant to Section 10.04(e).

“Borrowing Subsidiary Obligations” shall mean, collectively, the due and punctual payment by any Borrowing Subsidiary of the principal of and interest on the Loans to it, when and as due, whether at maturity, by acceleration or otherwise, and the due and punctual payment and performance of all other obligations of such Borrowing Subsidiary under this Agreement.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or day on which banks in New York City are authorized or required by law to remain closed); provided, however, that, when used in connection with any LIBOR Loan, the term “Business Day” shall in each case also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CLO” shall have the meaning assigned to such term in Section 10.04(b).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commercial Paper” of any person shall mean any note, draft, bill of exchange or other negotiable instrument issued by such person (other than any extendable commercial notes issued pursuant to Section 4(2) of the Securities Act of 1933) that has a maturity at the time of issuance not exceeding thirteen months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited, pursuant to Section 3(a)(3) or Section 4(2) of the Securities Act of 1933.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth in Schedule 2.01 or in any Assignment and Assumption or Accession Agreement pursuant to which such Lender first becomes a Lender hereunder, as the same may be terminated or reduced from time to time pursuant to Section 2.10 or increased from time to time pursuant to Section 2.20.

“Consolidated Net Tangible Assets” shall mean at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of Alcoa and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable, (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Alcoa and its consolidated Subsidiaries, delivered to the Administrative Agent pursuant to Section 5.01, computed and consolidated in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time, the net worth of Alcoa and its consolidated Subsidiaries at such time (including minority interests), computed and consolidated in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designation Date” shall have the meaning assigned to such term in Section 10.04(e).

“Designation of Borrowing Subsidiary” shall mean a Designation of Borrowing Subsidiary executed by Alcoa and a wholly-owned Subsidiary in substantially the form of Exhibit D.

“dollars” or “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any Reportable Event; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the filing pursuant to Section 412(d) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (vi) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vii) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrowers and (x) any Foreign Benefit Event.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act Reports” shall mean the Annual Report of Alcoa on Form 10-K for the year ended December 31, 2004, and all current reports of Alcoa on Form 8-K dated January 1, 2005 to April 21, 2005 filed by Alcoa with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Existing 364-Day Credit Agreement” shall mean the 364-Day Revolving Credit Agreement dated as of April 23, 2004, among Alcoa, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as lead arranger and bookrunner.

“Facility Fee” shall have the meaning assigned to such term in Section 2.06(a).

“Facility Fee Percentage” shall mean on any date the applicable percentage set forth below based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Percentage
Category 1
AA-/Aa3 or above	.0600%

Category 2
A+/A1	.0650%

Category 3
A/A2	.0700%

Category 4
A-/A3	.0800%

Category 5
BBB/Baa2	.1000%

Category 6
BBB-/Baa3 or below	.1500%

For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then both such rating agencies shall be deemed to have established ratings in Category 6; (ii) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, then the Facility Fee Percentage shall be determined on the basis of such rating; (iii) if the ratings established or deemed to have been established by Moody’s or S&P for any Index Debt shall fall within different Categories, the Facility Fee Percentage shall be based on the Category corresponding to the higher rating unless the ratings differ by two or more Categories, in which case the Facility Fee Percentage will be based upon the Category one level above the Category corresponding to the lower rating; and (iv) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either of such rating agencies shall cease to be in the business of rating corporate debt obligations, Alcoa and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Facility Fee Percentage.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

“Foreign Benefit Event” shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrowers under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and (b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrowers, or the imposition on the Borrowers of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of any of the Borrowers.

“Foreign Plan” shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of any of the Borrowers.

“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” shall mean generally accepted accounting principles, as used in, and applied on a basis consistent with, the financial statements of Alcoa referred to in Section 3.06.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.

“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long–term Indebtedness for borrowed money of Alcoa.

“Interest Election Request” means a request by any Borrower to convert a Borrowing to a different Type or to continue such Borrowing in its existing Type in accordance with Section 2.04.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the effective date of any continuation of such Borrowing in its existing Type or conversion of such Borrowing to a Borrowing of a different Type, and the Maturity Date.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower to which such Loan is made may elect; and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement.

“LIBO Rate” shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the offered rate for dollar deposits for a period equal to the Interest Period for such LIBOR Borrowing that appears on the LIBO page on the Reuters Screen (or any page that can reasonably be considered a replacement page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If such rate is not available on the Reuters Screen, the “LIBO Rate” shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the arithmetic average of the respective rates per annum at which dollar deposits approximately equal in principal amount to such LIBOR Borrowing and for a maturity comparable to such Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The Administrative Agent shall determine the LIBO Rate and such determination shall be conclusive absent manifest error.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall have the meaning assigned to it in Section 2.01. Each Loan shall be a LIBOR Loan or an ABR Loan.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of Alcoa and its Subsidiaries taken as a whole, or a material impairment of the ability of Alcoa to perform any of its obligations under this Agreement.

“Maturity Date” shall mean April 22, 2010.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“person” shall mean any natural person, corporation organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of any Borrower or any ERISA Affiliate.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Commitment that is represented by such Lender’s Commitment.

“Prospective Lender” shall have the meaning assigned to such term in Section 2.20.

“Reference Banks” shall mean JPMorgan Chase Bank, N.A., Deutsche Bank AG and Bank of America, N.A.

“Register” shall have the meaning given such term in Section 10.04(b).

“Related Parties” means, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean Lenders representing at least 51% in principal amount of the outstanding Loans and unused Commitments.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Subsidiary” shall mean any consolidated Subsidiary of Alcoa which owns any manufacturing plant or manufacturing facility located in the United States, except any such plant or facility which, in the opinion of the Board of Directors of Alcoa, is not of material importance to the business of Alcoa and its Restricted Subsidiaries, taken as a whole, excluding any such Subsidiary which (a) is principally engaged in leasing or financing receivables, (b) is principally engaged in financing Alcoa’s operations outside the United States or (c) principally serves as a partner in a partnership.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Maturity Date or any earlier date on which the Commitments shall be terminated.

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

“2003 Five-Year Credit Agreement” shall mean the Five-Year Revolving Credit Agreement dated as of April 25, 2003 (as the same may be amended, modified or supplemented from time to time), and maturing on April 25, 2008, among Alcoa, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as lead arranger and bookrunner.

“2004 Five-Year Credit Agreement” shall mean the Five-Year Revolving Credit Agreement dated as of April 23, 2004 (as the same may be amended, modified or supplemented from time to time), and maturing on April 23, 2009, among Alcoa, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as lead arranger and bookrunner.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the LIBO Rate and the Alternate Base Rate.

“Voting Stock” with respect to the stock of any person means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally; Accounting Principles. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if Alcoa notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies Alcoa that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (provided such change in GAAP occurs after the date hereof), then such provision shall be interpreted on the basis of GAAP in effect immediately before such change became effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make revolving credit loans in dollars (the “Loans”) to Alcoa and the Borrowing Subsidiaries during the Revolving Credit Period in accordance with the terms hereof; provided, however, that (i) after giving effect to any Loan, the aggregate principal amount of the outstanding Loans shall not exceed the Total Commitment and (ii) at all times the aggregate principal amount of all outstanding Loans made by each Lender shall equal its Pro Rata Percentage of the aggregate principal amount of all outstanding Loans. The Commitment of each Lender is set forth on Schedule 2.01 to this Agreement or in any applicable Assignment and Assumption or Accession Agreement. Such Commitment may be terminated or reduced from time to time pursuant to Section 2.10, increased pursuant to Section 2.20 and increased, decreased or terminated pursuant to Section 10.04. Within the limits set forth in the preceding sentence, the Borrowers may borrow, pay or prepay Loans and reborrow at any time during the Revolving Credit Period, subject to the terms, conditions and limitations set forth herein.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $10,000,000 (or an aggregate principal amount equal to the remaining balance of the applicable Commitments, as the case may be).

(b) Each Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans, as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate LIBOR Loans of any Lender being made to the Borrowers and outstanding under this Agreement at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Each Lender shall make each Loan that is (A) an ABR Loan or (B) a LIBOR Loan, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 2:00 p.m., New York City time, and the Administrative Agent shall by 4:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made with Mellon Bank, N.A., or such other account as such Borrower may designate in a written notice to the Administrative Agent, or, if such Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, a Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of an ABR Borrowing, to the Administrative Agent not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing, (b) in the case of a LIBOR Borrowing, to the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days before such proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement, identify the applicable Borrower and specify (i) whether such Borrowing is to be a LIBOR Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower giving the notice of Borrowing shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing in its existing Type and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a borrowing request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Sections 2.02 and 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05. Evidence of Debt; Repayment of Loans. (a) The outstanding principal balance of each Loan shall be payable on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made to a Borrower hereunder, (ii) the Type of each such Loan and the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with their terms.

(e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder to Alcoa or any Borrowing Subsidiary, the Borrower shall deliver such a note, satisfactory to the Administrative Agent, payable to such Lender or its order, and the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its order.

SECTION 2.06. Fees. (a) Alcoa will pay to the Administrative Agent, for the account of each Lender, a facility fee (collectively, the “Facility Fees”) at a rate per annum equal to the relevant Facility Fee Percentage on (i) the aggregate amount of such Lender’s Commitment (whether used or unused), for the period from and including the date of this Agreement to but excluding the earlier of the date such Commitment is terminated and the Maturity Date and (ii) after the termination of such Commitment, on the aggregate amount of such Lender’s outstanding Loans. Accrued Facility Fees shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the date on which the Commitments are terminated in their entirety (and, if Loans shall be outstanding thereafter, on the date on which the Loans shall be repaid in their entirety); provided that if any Loans shall be outstanding after the Maturity Date, then such Facility Fee shall be payable on demand. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) Alcoa will pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times separately agreed upon between Alcoa and the Administrative Agent.

(c) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders. Once paid, the fees shall not be refundable except in the case of an error which results in the payment of fees in excess of those due and payable as of such date, in which case the Administrative Agent shall cause a refund in the amount of such excess to be paid to Alcoa.

SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each ABR Borrowing shall bear interest for each day (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

(b) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. The applicable LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.08. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.07 plus 2% per annum, or (b) in the case of any other amount, the rate applicable to ABR Borrowings plus 2% per annum.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined in good faith that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or other market in which Lenders ordinarily raise dollars to fund Loans of the requested Type, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, then the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the relevant Borrower and Lenders. In the event of any such determination, any request made by a Borrower after the date of such notice for a LIBOR Borrowing pursuant to Section 2.03 or 2.04 shall, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.10. Termination and Reduction of Commitments. (a) The Commitments shall terminate on the Maturity Date.

(b) Upon at least 10 Business Days’ prior irrevocable, written or telecopy notice to the Administrative Agent, Alcoa may at any time during the Revolving Credit Period in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the aggregate principal amount of the outstanding Loans (after giving effect to any simultaneous prepayment pursuant to Section 2.11).

(c) Each reduction in Commitments hereunder shall be made ratably among the Lenders in accordance with each such Lender’s Pro Rata Percentage of the Total Commitment. Alcoa shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each such termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

SECTION 2.11. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $10,000,000.

(b) On the date of any termination or reduction of any Commitments pursuant to Section 2.10, the Borrowers shall pay or prepay so much of the Loans, as shall be necessary in order that, after giving effect to such reduction or termination, the aggregate principal amount of the outstanding Loans shall not exceed the Total Commitment.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein other than Section 2.14(c), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any LIBOR Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or shall impose on such Lender or the London interbank market or other market in which Lenders ordinarily raise dollars to fund Loans of the requested Type any other condition affecting this Agreement or LIBOR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then Alcoa will pay or cause the other Borrowers to pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date of this Agreement pursuant to the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Alcoa shall pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to Alcoa and shall be conclusive absent manifest error. Alcoa shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified Alcoa that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions. In the event a Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify such Borrower and shall pay to such Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

SECTION 2.13. Change in Legality. (a) Notwithstanding any other provision herein other than Section 2.14(c), if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written or telecopy notice to Alcoa and the Administrative Agent, such Lender may:

(i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by a Borrower for a LIBOR Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event all such LIBOR Loans shall automatically be so converted as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b) For purposes of this Section 2.13, a notice by any Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.14. Indemnity. Alcoa shall indemnify or cause the other Borrowers to indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by a Borrower to borrow any Loan hereunder after irrevocable notice of such Borrowing has been given pursuant to Section 2.03, (c) any payment or prepayment of a LIBOR Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in Section 2.12 or 2.13, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount or amounts shall be delivered to Alcoa and shall be conclusive absent manifest error.

SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of Commitments and each conversion or continuation of any Borrowing with a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Schedule 2.01, to the next higher or lower whole dollar amount.

SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Alcoa and each other Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Alcoa or such other Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to Alcoa or such Borrower in the amount of such participation.

SECTION 2.17. Payments. (a) Each payment or prepayment by any Borrower of the principal of or interest on any Loans, any fees payable to the Administrative Agent or the Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made, without setoff or counterclaim, not later than 12:00 (noon), New York City time, on the date when due in dollars to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.18. Taxes. (a) Any and all payments by or on behalf of a Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and franchise taxes imposed on the Administrative Agent or any Lender (or Transferee) in each case by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or (B) at the request of Alcoa.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) Each Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender (or Transferee) represents to Alcoa that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from Alcoa or any Borrowing Subsidiary without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).

(g) Each Lender (or Transferee, other than a Transferee described in the exception in Section 2.18(f)) that is organized under the laws of a jurisdiction outside the United States shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W8-BEN, Form W-8ECI, or any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender (or Transferee) establishing that payment is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent. Unless Alcoa and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal withholding tax, Alcoa or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate, subject to Section 2.18(a).

(h) None of the Borrowers shall be required to pay any additional amounts to any Lender (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to deliver the certificates, documents or other evidence required to be delivered under the preceding paragraph (g) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender (or Transferee) became a party to this Agreement.

(i) Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(j) If a Lender (or Transferee) or the Administrative Agent shall become aware that it may be entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.18, it shall promptly notify Alcoa of the availability of such refund and shall, within 30 days after receipt of a request by Alcoa, apply for such refund at Alcoa’s expense. If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.18, it shall promptly repay such refund to such Borrower (to the extent of amounts that have been paid by such Borrower under this Section 2.18 with respect to such refund), net of all out-of-pocket expenses (including taxes imposed with respect to such refund) of such Lender (or Transferee) or the Administrative Agent and without interest; provided, however, that such Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund.

(k) Nothing contained in this Section 2.18 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

(l) No Borrower shall be required to reimburse any Lender (or Transferee) or the Administrative Agent with respect to any Tax or Other Tax unless such Lender, Transferee or the Administrative Agent notifies such Borrower of the amount of such Tax or Other Tax on or before the second anniversary of the date such Lender, Transferee or the Administrative Agent pays such Tax or Other Tax.

SECTION 2.19. Assignment of Commitments Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, or a Borrower shall be required to make additional payments to any Lender under Section 2.18, Alcoa shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Alcoa or the assignee, as the case may be, shall pay (or, in the case of Alcoa, cause another Borrower to pay) to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

SECTION 2.20. Increase in Commitments. (a) Alcoa may from time to time, by written notice to the Administrative Agent, executed by Alcoa and one or more financial institutions (any such financial institution referred to in this Section being called a “Prospective Lender”), which may include any Lender, cause the Commitments of the Prospective Lenders to be increased (or cause Commitments to be extended by the Prospective Lenders, as the case may be) in an amount for each Prospective Lender set forth in such notice; provided, however, that (i) the amount of any such increase in the Commitments shall be no less than $25,000,000, (ii) the sum of the aggregate amount of increases in Commitments under this Section 2.20, the aggregate amount of increases in commitments under Section 2.20 of the 2003 Five-Year Credit Agreement and the aggregate amount of increases in commitments under Section 2.20 of the 2004 Five-Year Credit Agreement, in each case during the term of this Agreement, shall not exceed $500,000,000, (iii) each Prospective Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iv) each Prospective Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed Accession Agreement. Increases in Commitments and new Commitments created pursuant to this Section shall become effective (A) in the case of Prospective Lenders already parties hereto, on the date specified in the notice delivered pursuant to this Section and (B) in the case of Prospective Lenders not already parties hereunder, on the effective date of the Accession Agreement. Upon the effectiveness of any Accession Agreement to which any Prospective Lender is a party, (i) such Prospective Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment of the additional Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereunder, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless (i) the Administrative Agent shall have received documents consistent with those delivered under paragraphs (a) and (c) of Section 4.01 as to the corporate power and authority of Alcoa to borrow hereunder after giving effect to such increase and (ii) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Alcoa. Following any increase of a Lender’s Commitment or any extension of a new Commitment pursuant to this paragraph, any Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid or refinanced with new Loans made pursuant to Section 2.01; provided that notwithstanding anything to the contrary in this Agreement, the conditions to borrowing set forth in Section 4.02 shall not apply to such new Loans to the extent they are in a principal amount not greater than that of the Loans being refinanced. Notwithstanding anything to the contrary in this Agreement, no Lender shall be required to be a Prospective Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each of the Lenders with respect to itself as follows (except that the Borrowing Subsidiaries make no representations or warranties under Section 3.06 or 3.09):

SECTION 3.01. Organization. Such Borrower is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

SECTION 3.02. Authorization. Such Borrower has corporate power and authority to execute, deliver and carry out the provisions of this Agreement to which it is a party, to borrow hereunder and to perform its obligations hereunder and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance to its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

SECTION 3.04. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is necessary in connection with such Borrower’s execution and delivery of this Agreement, the consummation by any Borrower of the transactions contemplated hereby or such Borrower’s performance of or compliance with the terms and conditions hereof, except as set forth on Schedule 3.04.

SECTION 3.05. No Conflict. None of the execution and delivery by such Borrower of this Agreement, the consummation by such Borrower of the transactions contemplated hereby or performance by such Borrower of or compliance by such Borrower with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or Memorandum and Articles of Association or by-laws, as applicable, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which such Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of such Borrower.

SECTION 3.06. Financial Statements. In the case of Alcoa, it has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 2003 and 2004, and the related consolidated statements of income and shareholders’ equity and cash flows for the three years ended December 31, 2004, all audited by PricewaterhouseCoopers LLP. Such financial statements (including the notes thereto) present fairly the financial condition of Alcoa and its Subsidiaries as of such dates and the results of their operations and cash flows for the periods then ended, all in conformity with GAAP.

SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. Such Borrower is not in violation of (i) any term of its charter or Constitution or by-laws, as applicable, or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.

SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act Reports or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against it which in the opinion of its counsel is likely to result in a Material Adverse Effect. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act

Reports or otherwise disclosed in Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against any of its Subsidiaries which in the opinion of its counsel is likely to result in a Material Adverse Effect.

SECTION 3.09. No Material Adverse Change. As of the date of this Agreement, there has been no material adverse change in the business, assets, operations or financial condition of itself and its Subsidiaries, taken as a whole, except, in the case of Alcoa and the Borrowing Subsidiaries, as disclosed in the Exchange Act Reports, since December 31, 2004.

SECTION 3.10. Employee Benefit Plans. (a) U.S. Plans. It and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which such Borrower or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of such Borrower to the PBGC in an aggregate amount in excess of $25,000,000. The aggregate present value of all benefit liabilities under the Plans (based on the assumptions used to fund such Plans) did not, as of the last annual valuation dates applicable thereto, exceed the aggregate value of the assets of the Plans by more than 10% of Consolidated Net Worth. Neither such Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither such Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of any Borrower has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

(b) Foreign Plans. Each Foreign Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrowers, their respective Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject any of the Borrowers, directly or indirectly, to a material tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no material actions, suits or claims (other than routine claims for benefits) pending or threatened against any of the Borrowers or any of their Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Title to Properties; Possession Under Leases. (a) Such Borrower and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) Such Borrower and each of its Subsidiaries have complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Such Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of Alcoa or any Borrowing Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. Alcoa is exempted as, and no Borrowing Subsidiary is, a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.13. Tax Returns. Such Borrower and its Subsidiaries have filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

SECTION 3.14. Compliance with Laws and Agreements. (a) Neither such Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(b) Neither such Borrower nor any of its Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. Except for information not prepared by Alcoa and expressly disclaimed thereby, no report, financial statement, exhibit or schedule furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

SECTION 3.16. Federal Reserve Regulations. The proceeds of any Loan will be used to provide working capital or for other general corporate purposes, including but not limited to the support of Alcoa’s Commercial Paper program. No part of the proceeds of any Loan to such Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 3.17. No Trusts. Such Borrower is not entering into this Agreement in its capacity as trustee of any trust.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS,

LENDING AND DESIGNATION OF BORROWING SUBSIDIARIES

The obligations of the Lenders to make Loans to any Borrower hereunder are subject to the satisfaction of the conditions set forth in Sections 4.01 and 4.02 below (and, in the case of Loans to any Borrowing Subsidiary, the satisfaction, as to such Borrowing Subsidiary, of the conditions set forth in Section 4.03 below):

SECTION 4.01. Effective Date. On the Effective Date:

(a) The Administrative Agent shall have received a written opinion of Thomas F. Seligson, Counsel of Alcoa, dated the Effective Date and addressed to the Lenders, to the effect set forth in Exhibit C hereto.

(b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders and to Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy, including all amendments thereto, of the charter of Alcoa, certified as of a recent date by the Secretary of State or other appropriate official of its jurisdiction of incorporation and a certificate as to the good standing of Alcoa as of a recent date, from such Secretary of State or other official; (ii) a certificate of the Secretary or Assistant Secretary of Alcoa dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such corporation as in effect on the Effective Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such corporation authorizing the execution, delivery and performance of this Agreement and the borrowings by such corporation hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of Alcoa has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such corporation; (iii) a certificate of another officer of each such corporation as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or Cravath, Swaine & Moore LLP, counsel for the Administrative Agent may reasonably request.

(d) No loans shall be outstanding under the Existing 364-Day Credit Agreement and the commitments thereunder shall have been terminated.

(e) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date.

(f) The Administrative Agent shall have received certificates dated the Effective Date and signed by a Financial Officer of Alcoa confirming the satisfaction of the conditions precedent set forth in paragraphs (d) and (e) of this Section 4.01 and paragraph (c) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including all fees accrued to the date hereof under the Existing 364-Day Credit Agreement.

(h) The Administrative Agent shall have received certificates of a Responsible Officer of Alcoa, each dated the Effective Date and stating that (i) except as disclosed in the Exchange Act Reports or otherwise disclosed in such certificate, Alcoa and each of its Subsidiaries have complied in all respects with all Federal, state, local and foreign statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except to the extent any such failure so to comply would not, alone or together with any other such failure, be reasonably likely to result in a Material Adverse Effect; (ii) neither Alcoa nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure would be reasonably likely to result in a Material Adverse Effect; and (iii) the plants of Alcoa and its Subsidiaries do not manage any hazardous wastes, toxic pollutants or substances similarly denominated in violation of any applicable law or regulations promulgated pursuant thereto including, for operations within the United States, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, where such violation would be reasonably likely to result, individually or together with any such other violations, in a Material Adverse Effect.

SECTION 4.02. All Borrowings. On the date of each Borrowing:

(a) Such Borrower shall have provided the notice as required by Section 2.03.

(b) The representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Sections 3.08, 3.09 and 3.10) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

(d) In the case of any Borrowing which would cause the aggregate principal amount of outstanding loans under this Agreement, the 2003 Five-Year Credit Agreement, the 2004 Five-Year Credit Agreement and any other Facilities (as defined in the resolutions duly adopted by the Board of Directors of Alcoa on November 9, 2001) to exceed $10,000,000,000, such Borrowing shall have been duly authorized by Alcoa and the Administrative Agent shall have received a true and complete copy of resolutions duly adopted by the Board of Directors of Alcoa authorizing such Borrowing.

Each Borrowing by any Borrower shall be deemed to constitute a representation and warranty by such Borrower and, in the case of a Borrowing Subsidiary, Alcoa on the date of such Borrowing as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02. Notwithstanding any contrary provision hereof, a conversion of a Borrowing to a different Type or a continuation of a Borrowing in its existing Type shall not be considered a new Borrowing.

SECTION 4.03. Designation of Borrowing Subsidiaries. On each Designation Date:

(a) The Administrative Agent shall have received (i) a copy of the charter, including all amendments thereto, of each applicable Borrowing Subsidiary, certified as of a recent date by the Secretary of State or the appropriate foreign governmental official of the state or country of its organization, and a certificate as to the good standing of such Borrowing Subsidiary as of a recent date from such Secretary of State or appropriate foreign governmental official, as applicable; (ii) a certificate of the Secretary or Assistant Secretary of such Borrowing Subsidiary dated the Designation Date and certifying (A) that attached thereto is a true and completed copy of the by-laws of such Borrowing Subsidiary as in effect on the Designation Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrowing Subsidiary authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of such Borrowing Subsidiary has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing or any other document delivered in connection herewith on behalf of such Borrowing Subsidiary; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(b) The Administrative Agent shall have received a Designation of Borrowing Subsidiary of each applicable Borrowing Subsidiary as provided in Section 10.04(e).

ARTICLE V

AFFIRMATIVE COVENANTS

So long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable in connection herewith shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements, Reports, etc. Alcoa shall furnish to the Administrative Agent the following, with sufficient copies for the Administrative Agent to provide a copy to each Lender:

(a) within 90 days after the end of each fiscal year (i) its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated Subsidiaries, taken as a whole, in accordance with GAAP and (ii) the balance sheet and related statements of income of each of its Subsidiaries which has been designated pursuant to Section 10.04(e) as, and as long as such Subsidiary remains, a Borrowing Subsidiary, certified by a Financial Officer of such Subsidiary;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the Securities and Exchange Commission (or any successor agency);

(c) no later than the respective delivery due dates of financial statements under (a) and (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.03;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the Securities and Exchange Commission or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e) promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access (and a confirming electronic correspondence is delivered or caused to be delivered by the Administrative Agent to such addresses as a Lender may designate for this purpose providing notice of such posting) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by Alcoa to the Administrative Agent providing notice of such availability); provided that Alcoa shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Pari Passu Ranking. Each Borrower shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of such Borrower except to the extent any such Indebtedness may be preferred by law.

SECTION 5.03. Maintenance of Properties. Each Borrower shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of such Borrower are necessary and in the interests of such Borrower; provided, however, that nothing in this Section 5.03 shall prevent such Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, in the judgment of such Borrower, such sale, abandonment, disposition or discontinuance is advisable.

SECTION 5.04. Obligations and Taxes. Each Borrower shall pay its Indebtedness and other obligations that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, and pay and discharge all taxes upon or against it, or against its properties, in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained in accordance with GAAP.

SECTION 5.05. Insurance. Each Borrower shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of any Borrower, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.

SECTION 5.06. Existence; Businesses and Properties. (a) Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, except as otherwise expressly permitted under Section 6.02.

(b) Each Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors shall determine in its judgment.

SECTION 5.07. Compliance with Laws. (a) Each Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.

(b) Each Borrower shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of such Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of such Borrower to the PBGC in an aggregate amount exceeding $25,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice such Borrower or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $25,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $25,000,000 in the contributions required to be made to the relevant Plan or Plans.

SECTION 5.08. Default Notices. Each Borrower shall furnish to the Administrative Agent prompt written notice upon its becoming aware of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

SECTION 5.09. Borrowing Subsidiaries. Alcoa shall cause each Borrowing Subsidiary at all times to be a wholly-owned Subsidiary.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable in connection herewith shall be unpaid, unless the Required Lenders shall otherwise consent in writing, such Borrower will not:

SECTION 6.01. Liens. (a) Create or incur, or permit any Restricted Subsidiary to create or incur, any Lien on its property or assets (including stock or other securities of any person, including any of its Subsidiaries) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing Indebtedness for borrowed money, without ratably securing the Loans; provided, however, that the foregoing shall not apply to the following:

(i) Liens on property or assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Liens existing on any property or asset at or prior to the acquisition thereof by such Borrower or a Restricted Subsidiary, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to such Borrower or Restricted Subsidiary of improvements thereto;

(iii) Liens securing Indebtedness of a Restricted Subsidiary owing to Alcoa or to another Restricted Subsidiary;

(iv) Liens existing on December 31, 2004, and set forth on Schedule 6.01(a);

(v) Liens on property of a person existing at the time such person is merged into or consolidated with Alcoa or a Restricted Subsidiary or at the time such person becomes a subsidiary of Alcoa through the direct or indirect acquisition of capital stock of such person by Alcoa or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to Alcoa or a Restricted Subsidiary;

(vi) Liens on any property owned by Alcoa or any Restricted Subsidiary, in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vi) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).

(b) Notwithstanding paragraph (a) of this Section 6.01 and in addition to the Liens permitted thereunder, each Borrower and any Restricted Subsidiary may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for borrowed money in an aggregate amount which does not at the time exceed 10% of the Consolidated Net Tangible Assets of Alcoa and its consolidated Subsidiaries at such time.

SECTION 6.02. Consolidation, Merger, Sale of Assets, etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (b) if such Borrower is not the surviving corporation or if such Borrower sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to such Borrower hereunder, and (c)(i) in the case of Alcoa, immediately after such transaction, individuals who were directors of Alcoa during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving corporation or the person purchasing or being leased the assets and (ii) in the case of a Borrowing Subsidiary, (A) the surviving corporation or the person purchasing or being leased the assets is a wholly-owned Subsidiary of Alcoa and (B) if the surviving corporation or such person is not Alcoa, Alcoa agrees to guarantee pursuant to Article VIII the obligations of such person under this Agreement.

SECTION 6.03. Financial Undertaking. In the case of Alcoa, permit the aggregate Indebtedness of Alcoa and its consolidated Subsidiaries, after eliminating intercompany items, to exceed 150% of Consolidated Net Worth of Alcoa and its consolidated Subsidiaries.

SECTION 6.04. Change in Business. In the case of Alcoa, cease, together with its consolidated Subsidiaries, to be primarily engaged in the production and sale of aluminum products.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any Borrower shall default in the payment when due of any principal of any Loan and, if such default shall result from the failure of any third party payments system used by such Borrower, such default shall continue for a period of two Business Days;

(b) any Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement or Alcoa shall fail to pay any amount due under Article VIII upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;

(c) any representation or warranty made or deemed made by a Borrower under this Agreement or any statement made by a Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of such Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after such Borrower’s knowledge that it was false or misleading;

(d) any Borrower shall default in the performance or observance of any covenant contained in Section 5.02, Section 5.06(a), Section 5.08 or Article VI;

(e) any Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 30 days after notice from the Administrative Agent;

(f) any Borrower shall (i) (A) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness in a principal amount in excess of $50,000,000, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in a principal amount in excess of $50,000,000, if the effect of any such default or failure referred to in this clause (i) is to cause such Indebtedness to become due prior to its stated maturity; or (ii) default in the payment at maturity of any principal in respect of any Indebtedness in a principal amount in excess of $50,000,000;

(g) a proceeding shall have been instituted or a petition filed in respect of a Borrower

(i) seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to such Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for such Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered;

(h) any Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing;

(i) any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of Alcoa (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), (ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of Alcoa (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Alcoa or (iii) any person or group of related persons shall acquire all or substantially all of the assets of Alcoa; provided, however, that a change in control of Alcoa shall not be deemed to have occurred pursuant to clause (iii) of this paragraph (i) if Alcoa shall have merged or consolidated with or transferred all or substantially all of its assets to another person in compliance with the provisions of Section 6.02 and the ratio represented by the total assets of the surviving person, successor or transferee divided by such person’s stockholders’ equity, in each case as determined and as would be shown in a consolidated balance sheet of such person prepared in accordance with GAAP (the “Leverage Ratio” of such person) is no greater than the then Leverage Ratio of Alcoa immediately prior to such event;

(j) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of any Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $25,000,000 and, within 30 days after the reporting of any such ERISA Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07(b), the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;

(k) (i) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $25,000,000 or requires payments exceeding $25,000,000 in any calendar year;

(l) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $25,000,000;

(m) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Borrower or any

Subsidiary of any Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $100,000,000 to levy upon assets or properties of any Borrower or any Subsidiary of a Borrower to enforce any such judgment; or

(n) Any “Event of Default” as defined in the 2003 Five-Year Credit Agreement or the 2004 Five-Year Credit Agreement shall occur and be continuing;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to Alcoa, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the Commitments of the Lenders shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

GUARANTEE

Alcoa unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Borrowing Subsidiary Obligations. Alcoa further agrees that the Borrowing Subsidiary Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Borrowing Subsidiary Obligation.

Alcoa waives presentation to, demand of payment from and protest to any Borrowing Subsidiary of any of the Borrowing Subsidiary Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of Alcoa hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or any guarantee; (b) any extension or renewal of any provision of this Agreement or any guarantee; or (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any guarantee or any other agreement.

Alcoa further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of any Borrowing Subsidiary or any other person.

The obligations of Alcoa hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Borrowing Subsidiary Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Alcoa hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Borrowing Subsidiary Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of Alcoa or would otherwise operate as a discharge of Alcoa as a matter of law or equity.

Alcoa further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Borrowing Subsidiary to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Borrowing Subsidiary Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Borrowing Subsidiary Obligation upon the bankruptcy or reorganization of such Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against Alcoa by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Alcoa hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Borrowing Subsidiary Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Borrowing Subsidiary Obligation paid by Alcoa pursuant to this guarantee to Alcoa, such assignment to be pro tanto to the extent to which the Borrowing Subsidiary Obligation in question was discharged by Alcoa, or make such other disposition thereof as Alcoa shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).

Upon payment by Alcoa of any sums to the Administrative Agent as provided above, all rights of Alcoa against the Borrowing Subsidiaries arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiary Obligations.

ARTICLE IX

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank, N.A. is hereby appointed to act as the Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the relevant Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by such Agent.

None of the Administrative Agent or any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements contained herein. The Administrative Agent shall not be responsible to the Lenders or any assignee thereof for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant hereto shall be binding on all the Lenders and each assignee of any such Lender. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Administrative Agent or any of its directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any other Lender or any Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor; provided, however, that Alcoa has approved such successor (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default exists). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, subject to the prior approval of Alcoa (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default exists), which shall be a bank with an office in New York, New York, having total assets in excess of $10,000,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate of Alcoa as if it were not an Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as an Administrative Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees, agents or Affiliates.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby acknowledges that the syndication and documentation agents have no liability hereunder as syndication and documentation agents other than in their capacity as Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

(a) if to Alcoa or a Borrowing Subsidiary, to Alcoa Inc. at 390 Park Avenue, New York, New York 10022-4608, Attention of Vice President & Treasurer (Telecopy No. 212-836-2823);

(b) if to the Administrative Agent, to JPMorgan Chase Bank at 1111 Fannin Street, Houston, Texas 77002, Attention of Andrew Perkins (Telecopy No. 713-750-2223), with a copy to JPMorgan Chase Bank at 270 Park Avenue, New York, New York 10017, Attention of James Ramage (Telecopy No. 212-270-5100);

(c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Any party may subsequently change its notice address by written notice to the other parties as herein provided. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Administrative Agent and each Borrower given in accordance with this Section 10.01.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender provided further that any Lender may, upon request, receive a hard copy delivery of any or all such notices. The Administrative Agent or Alcoa may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place. Any notice given to Alcoa shall be deemed to have been duly given to each other Borrower at the same time and in the same manner.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Alcoa and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that none of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 10.04. Successors and Assigns; Additional Borrowing Subsidiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except as provided in Section 10.04(e)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Alcoa, provided that no consent of Alcoa shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Alcoa and the Administrative Agent otherwise consent, provided that no such consent of Alcoa shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such CLO.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto with respect to the interests assumed and, to the extent of the interest assigned under such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to Alcoa. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, Alcoa agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Alcoa’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and the other provisions of this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Unless an Event of Default has occurred and is continuing, Alcoa at any time and from time to time, upon not less than five Business Days’ notice to the Administrative Agent and the Lenders, may designate any wholly-owned Subsidiary to be a Borrowing Subsidiary upon the completion of the following: (i) each of Alcoa and such Subsidiary shall have executed and delivered to the Administrative Agent a Designation of Borrowing Subsidiary and (ii) such Subsidiary shall have complied with Section 4.03, whereupon (A) such Subsidiary shall become a party hereto and shall have the rights and obligations of a Borrowing Subsidiary hereunder and (B) the obligations of such Subsidiary shall become part of the Borrowing Subsidiary Obligations and the guarantee of Alcoa pursuant to Article VIII hereof shall apply thereto to the same extent that it applies to the other Borrowing Subsidiary Obligations, if any (the date on which any such designation shall occur being called a “Designation Date”). Following the giving of notice pursuant to the first sentence of this paragraph, if the designation of such Borrowing Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Alcoa shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation or other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender, as applicable, to comply with “know your customer” and other applicable laws and regulations.

(f) If Alcoa shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and Alcoa, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrowing Subsidiary (and such Lender shall, to the extent of Loans made to such Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such Affiliate in compliance with the provisions of this Section 10.04.

SECTION 10.05. Expenses; Indemnity. (a) Alcoa agrees to pay or cause one or more other Borrowers to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and, in connection with any such enforcement, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender. Alcoa further agrees to indemnify or cause one or more other Borrowers to indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement.

(b) Alcoa agrees to indemnify or cause one or more other Borrowers to indemnify the Administrative Agent, each Lender and each of their respective Affiliates, directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold or cause one or more other Borrowers to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. The Administrative Agent and each Lender agrees to promptly notify Alcoa of any claims relating to clauses (i), (ii) or (iii) of the next preceding sentence; provided, however, that any failure to deliver any such notice shall not relieve Alcoa from its obligations under this paragraph (b).

(c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower (or, in the case of Alcoa, any of and all the obligations of any Borrowing Subsidiary) now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any further notice or shall entitle such Borrower or any other Borrower to notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or date fixed for payment of any Facility Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.14, 2.15, the provisions of Article VIII, the provisions of this Section or the definition of “Required Lenders”, without the prior written consent of each Lender or (iv) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of such Agent. Each Lender and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 10.10. Entire Agreement. This Agreement and any fee arrangements related hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the fee arrangements related hereto.

SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency in The City of New York, on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligation of each Borrower in respect of any sum due to any Lender hereunder in dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Lender may in accordance with normal banking procedures purchase dollars in the amount originally due to such Lender with the judgment currency. If the amount of dollars so purchased is less than the sum originally due to such Lender, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss.

SECTION 10.17. USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

IN WITNESS WHEREOF, Alcoa, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALCOA INC.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as
Administrative Agent,

by
Name:
Title:

SIGNATURE PAGE TO THE ALCOA INC. FIVE-YEAR REVOLVING CREDIT AGREEMENT DATED AS OF APRIL 22, 2005

LENDER:

by
Name:
Title:

EXHIBIT A

TO CREDIT AGREEMENT

[FORM OF]

Assignment and Assumption

Reference is made to the Five-Year Revolving Credit Agreement dated as of April 22, 2005 (as amended from time to time, the “Credit Agreement”), among Alcoa Inc. (“Alcoa”), a Pennsylvania corporation, certain subsidiaries of Alcoa, the Lenders, and JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Effective Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the Commitment of the Assignor on the Assignment Effective Date and the Loans owing to the Assignor which are outstanding on the Assignment Effective Date, together with unpaid interest accrued on the assigned Loans to the Assignment Effective Date and the amount, if any, set forth below of the fees accrued to the Assignment Effective Date for the account of the Assignor. From and after the Assignment Effective Date (i) the Assignee shall if not already a Lender, become a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Lender and is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.18(g) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $3,500.

3. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Assignment Effective Date of Assignment:

Facility/ Commitment	Principal Amount Assigned	Percentage Assigned of Applicable Facility/Commitment(set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment	$	%
Loan:	$	%
Fees Assigned (if any):	$	%

2

The terms set forth above are hereby agreed to:

, as Assignor	Accepted*/

ALCOA INC.,
by:
Name:
Title:	by:
Name:
Title:

, as Assignee	JPMORGAN CHASE BANK, N.A.,

by:	by:
Name:	Name:
Title:	Title:

*/	To be completed to the extent consents are required under Section 10.04(b) of the Credit Agreement.

3

EXHIBIT B

TO CREDIT AGREEMENT

ADMINISTRATIVE QUESTIONNAIRE

ALCOA INC.

Please accurately complete the following information and return via FAX to the attention of [Bang Tran (713-750-2223)] at JPMorgan Chase Bank, N.A. as soon as possible.

PHONE NUMBER: FAX NUMBER:

LEGAL NAME OF LENDER (TO APPEAR ON THE SIGNATURE LINE IN DOCUMENTATION):

________________________________________________________________

GENERAL INFORMATION - DOMESTIC LENDING OFFICE:

Institution	Name:

Street	Address:

City,	State, Zip Code:

GENERAL INFORMATION - LIBOR LENDING OFFICE:

Institution	Name:

Street	Address:

City,	State, Zip Code:

TAX WITHHOLDING:

    Non-Resident Alien:             Yes*                  No*

*Form	4224 Enclosed

Tax	ID Number:

CONTACTS/NOTIFICATION METHODS:

CREDIT	CONTACTS:

Primary	Contact:

Street	Address:

City,	State, Zip Code:

    Phone Number:

    FAX Number:

    Backup Contact:

    Street Address:

    City, State, Zip Code:

    Phone Number:

    FAX Number:

ADMINISTRATIVE CONTACTS - BORROWING, PAYMENTS, INTEREST, ETC

    Contact(s):

    Street Address:

    City, State, Zip Code:

    Phone Number:

    FAX Number:

ACCOUNT INFORMATION - Please provide only one set of instructions for all types of payments:

Name	of Bank where funds are to be transferred:

    _______________________________________________________

Routing Transit/ABA number of Bank where funds are to be transferred:

    _______________________________________________________

Name	of Account:

Account	Number:

Additional	Information:

____________________________________

It is very important that all of the above information is accurately filled in and promptly returned. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number and we will FAX them a copy of the questionnaire.

2

EXHIBIT C

TO CREDIT AGREEMENT

[Letterhead of]

ALCOA

April 22, 2005

JPMorgan Chase Bank, N.A., as Agent

and each of the Lenders party to the

Agreement referred to below

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

I am Counsel of Alcoa Inc. (“Alcoa”) and in such capacity have represented Alcoa in connection with the Five-Year Revolving Credit Agreement dated as of April 22, 2005 (the “Agreement”), among Alcoa, certain subsidiaries of Alcoa, the Lenders and JPMorgan Chase Bank, N.A., as the Administrative Agent. This opinion is rendered to you pursuant to Section 4.01(a) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In rendering the opinion expressed below, I have examined, either personally or indirectly through other counsel, the originals or conformed copies of the Agreement and such corporate records, agreements and instruments of Alcoa and its Subsidiaries, certificates of public officials and of officers of Alcoa and its Subsidiaries, and such other documents and records as I have deemed appropriate as a basis for the opinions hereinafter expressed.

Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion that:

1. Alcoa is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business as a foreign corporation and is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

2. Alcoa has corporate power and authority to execute, deliver and carry out the provisions of the Agreement, to borrow under the Agreement and to perform its obligations thereunder and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

3. The Agreement has been duly executed and delivered by Alcoa and constitutes the legal, valid and binding obligation of Alcoa enforceable against Alcoa in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

4. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is necessary in connection with Alcoa’s execution and delivery of the Agreement, the consummation by Alcoa of the transactions contemplated therein or Alcoa’s performance of or compliance with the terms and conditions thereof, except as set forth on Schedule 3.04 to the Agreement.

5. The execution and delivery by Alcoa of the Agreement, the consummation by Alcoa of the transactions contemplated thereby or performance by Alcoa of or compliance with the terms and conditions thereof will not (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its articles or by-laws, (c) to the best of my knowledge, conflict with or result in a breach or default which is material in the context of the Agreement under any agreement or instrument to which Alcoa is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 of the Agreement upon any property or assets of Alcoa, whether now owned or hereafter acquired.

6. Except as set forth in the financial statements referred to in Section 3.06 of the Agreement, the Exchange Act Reports or otherwise disclosed on Schedule 3.08 to the Agreement, there is no pending or, to my knowledge, threatened proceeding by or before any Governmental Authority against Alcoa or any of its Subsidiaries which in my opinion is likely to result in a Material Adverse Effect.

7. Alcoa is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, and Alcoa is exempted as a “holding company” as defined in the Public Utility Holding Company Act of 1935.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the laws of the United States of America. I express no opinion herein as to whether a court would apply New York law to any particular subject matter hereof. To the extent that the laws of the State of New York or, contrary to the agreement of the parties, the laws of any other State govern the documents referenced herein, you may rely on my opinion with respect to such laws to the extent that the laws of such state or states are substantially the same as the laws of the Commonwealth of Pennsylvania, as to which sameness I express no opinion.

Very truly yours,

2

EXHIBIT D

TO CREDIT AGREEMENT

[FORM OF]

DESIGNATION OF BORROWING SUBSIDIARY

Reference is made to the Five-Year Revolving Credit Agreement dated as of April [22], 2005 (as amended from time to time, the “Credit Agreement”), among Alcoa Inc. (“Alcoa”), a Pennsylvania corporation, certain subsidiaries of Alcoa, the Lenders and JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

1. Alcoa hereby designates [            ], a [            ] corporation (the “Subsidiary”), effective as of [            ], 20[    ] (the “Designation Date”), as a Borrowing Subsidiary under the Credit Agreement. The Subsidiary hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Article III, V and VI of the Credit Agreement. From and after the Designation Date, the Subsidiary shall become a party to the Credit Agreement and shall have the rights and obligations of a Borrowing Subsidiary thereunder. Alcoa agrees that its guarantee pursuant to Article VIII of the Credit Agreement shall apply to the Borrowings of the Subsidiary.

2. This Designation of Borrowing Subsidiary is being delivered to the Administrative Agent together with the documents set forth in Section 4.03(a).

3. This Designation of Borrowing Subsidiary shall be governed by and construed in accordance with the laws of the State of New York.

The terms set forth above are hereby agreed to:

[ ], as subsidiary,

by
Name:
Title:

ALCOA INC.,

by
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

by
Name:
Title:

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EXHIBIT E

TO CREDIT AGREEMENT

[FORM OF ACCESSION AGREEMENT]

ACCESSION AGREEMENT dated as of [•], among [                    ] (the “Acceding Lender”), ALCOA INC., a Pennsylvania corporation (“Alcoa”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A. Reference is made to the Five-Year Revolving Credit Agreement dated as of April 22, 2005 (as amended from time to time, the “Credit Agreement”), among Alcoa, the Lenders and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C. Pursuant to Section 2.20(a) of the Credit Agreement, Alcoa has invited the Acceding Lender, and the Acceding Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder. The Acceding Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.

Accordingly, the Acceding Lender, Alcoa and the Administrative Agent agree as follows:

SECTION 1. Accession to the Credit Agreement. (a) The Acceding Lender, as of the Effective Date, hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.

(b) The Commitment of the Acceding Lender shall equal the amount set forth opposite its signature hereto.

(c) The amount of the Acceding Lender’s Commitment hereby supplements Schedule 2.01 to the Credit Agreement.

SECTION 2. Representations and Warranties, Agreements of Acceding Lender, etc. The Acceding Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement independently and without reliance upon the Administrative Agent or any Lender; (c) confirms that it will independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender and (e) irrevocably appoints JPMCB as Administrative Agent under the Credit Agreement. The Acceding Lender authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 3. Effectiveness. (a) This Agreement shall become effective as of [•] (the “Effective Date”), subject to the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf of the Acceding Lender and Alcoa and (ii) the documents required to be delivered by Alcoa under the penultimate sentence of Section 2.20 of the Credit Agreement.

(b) Upon the effectiveness of this Agreement, the Administrative Agent shall give prompt notice thereof to the Lenders.

SECTION 4. Foreign Lenders. If the Acceding Lender is organized under the laws of a jurisdiction outside the United States, it will provide, following the Effective Date, the forms specified in Section 2.18(g) of the Credit Agreement, at the times specified therein, duly completed and executed by the Acceding Lender.

SECTION 5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

SECTION 6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to the Acceding Lender shall be given to it at the address set forth under its signature hereto.

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IN WITNESS WHEREOF, the Acceding Lender, Alcoa and the Administrative Agent have duly executed this Agreement as of the day and year first above written.

Commitment	[Acceding Lender],
$[ ]
by
Name:
Title:
Address:

ALCOA INC.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

4

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$95,000,003
ABN AMRO Bank, N.V.	$81,666,666
Deutsche Bank AG New York Branch	$81,666,666
Credit Suisse First Boston	$81,666,666
Citibank, N.A.	$81,666,666
UBS Loan Finance LLC	$81,666,666
Barclays Bank plc	$66,666,667
Mellon Bank, N.A.	$66,666,667
The Bank of Tokyo-Mitsubishi, Ltd., New York Branch	$40,000,000
Australia and New Zealand Banking Group Limited	$40,000,000
Morgan Stanley Bank	$40,000,000
HSBC Bank USA, National Association	$90,000,000
Lehman Brothers Bank, FSB	$23,333,333
Bank of America, N.A.	$23,333,333
BNP Paribas	$23,333,333
Royal Bank of Canada	$16,666,667
SANPAOLO IMI S.p.A.	$16,666,667
Banco Bilbao Vizcaya Argentaria	$16,666,667
National Australia Bank Limited	$33,333,333

Total	$1,000,000,000

SCHEDULE 3.04

Governmental Approvals

International Capital Form S filed with the Federal Reserve Bank of New York.

SCHEDULE 3.08

Litigation

None.

SCHEDULE 6.01(a)

ENTITY		LEASED EQUIP	MORTGAGES	OTHER LIENS ON PERSONAL PROPERTY *	TAX EXEMPT DEBT	SECURITIZATION **
Alcoa Inc.
Alcoa - Davenport Works		$1,410,400
Alcoa - Knoxville Office		$1,524,611
Alcoa - Pittsburgh Corp HQ	4	$680,001			$27,660,000
Alcoa Automotive Castings			$2,677
Alcoa CSI Japan Ltd.		$1,858,938
Alcoa Domestic LLC
Alcoa Global Fasteners, Inc			$72,543
Alcoa Securities Corporation			$12,138
Alcoa Home Exteriors, Inc		$70,261	$338,037
Alcoa International Holdings Company
Alcoa Luxembourg Sarl		$166,579	$5,519,697
Alcoa UK Holdings Limited		$65,647,805	$42,883
Alcoa CSI Vostok Ltd.		$647,451	$441,935
Alcoa Shanghai Aluminum Procucts Company Ltd.			$6,105,670
Alumax Inc.
Alumax Mill Prodcuts, Inc.	5	$138,870,450
Kawneer Company, Inc.	5	$940,238	$579,510
Reynolds Metals Company
Reynolds Wheels Virginia International, Ltd.	1			$494,000
RMC Delaware, Inc.	5		$744,646
Reynolds Metals Company Hold Co	5	$1,525,253
Alcoa Flexible Packaging LLC	5
Almatis Holdings 1 B.V.			$119,389

Securitization Programs	2
Alcoa Inc (on behalf of multiple entities)						$85,000,000
Alcoa Australia Rolled Products Pvt. Ltd.	3					$62,000,000
Alcoa Alumínio S.A.	6					$25,000,000
Alcoa Closure Systems Japan, Ltd.						$16,000,000
Alcoa Shanghai Aluminum Procucts Company Ltd.						$4,500,000

ENTITY		LEASED EQUIP	MORTGAGES	OTHER LIENS ON PERSONAL PROPERTY *	TAX EXEMPT DEBT	SECURITIZATION **
Alusud Chile	6					$2,000,000
Alusud Peru	6					$1,000,000
Howmet Japan, Ltd.	6					$5,000,000

TOTAL		$213,341,987	$13,979,125	$494,000	$27,660,000	$200,500,000

1	Relates to economic development loan entered into by Reynolds Wheels Virginia International, Inc.
2	Fluctuating balances not to exceed the maximum U.S. dollar amount indicated.
3	This Securitization Program was replaced with an intercompany loan during the first quarter of 2005.
4	Only $25 million of the tax exempt issues are still outstanding as of the date of 4/22/05.
5	Liens in existence at time of merger with Alcoa
6	Programs in place but not utilized as of year end

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